FOR IMMEDIATE RELEASE

Contacts for Ohio Edison:          Contacts for Centerior Energy:
Media:                             Media:
Ralph J. DiNicola                  Todd Schneider
330-384-5939                       216-447-3200
Investors:                         Investors:
Richard H. Marsh                   David M. Blank
330-384-5318                       216-447-2701
Theodore F. Struck II              Ron Seeholzer
330-384-5202                       216-447-3339


                       Joele Frank / Judith Wilkinson
                       Abernathy MacGregor Group
                       212-371-5999


              OHIO EDISON COMPANY AND CENTERIOR ENERGY CORP.
                       ANNOUNCE $4.8 BILLION MERGER

      Akron, OH, September 16, 1996 --  Ohio Edison Company (NYSE:
OEC) and Centerior Energy Corp. (NYSE: CX) today announced that they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction resulting in a new holding company named FirstEnergy Corp. The new holding company will have an equity value of $4.8 billion based upon the closing of common stock prices on Friday, September 13, 1996, of $20.75 per Ohio Edison share and $7.625 per Centerior share. This transaction, which is expected to be accounted for as a purchase, has been unanimously approved by both companies' boards of directors. The companies anticipate that the transaction will be accretive to earnings in the first year after the completion of the merger.

      The merger would create the nation's 11th largest investor-owned electric system, based on annual electric sales of 64 billion kilowatt-hours. FirstEnergy will serve 2.1 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania. As of June 30, 1996, the combined assets of Ohio Edison and Centerior Energy were nearly $20 billion and annual revenues totaled $5 billion.

      Under the terms of the transaction, FirstEnergy Corp. will be a holding company of Ohio Edison and Centerior Energy's operating units, The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company. Pennsylvania Power Company will remain a wholly owned subsidiary of Ohio Edison. Ohio Edison shareholders will receive one share of FirstEnergy's common stock for each share of Ohio Edison common stock that they currently hold. Centerior Energy shareholders will receive a 0.525 share of FirstEnergy's common stock for each share of Centerior common stock that they currently hold.

                            (more)

                              2
Benefits of the Merger

      Willard R. Holland, president and chief executive officer of Ohio Edison and chairman of Pennsylvania Power, said, "This merger creates a larger enterprise with more resources to enhance near-term and long-term value to shareholders, provide better service at lower prices to customers, and offer more career opportunities to employees than if the companies remained separate. By sharing our employees' skills and each company's best practices, the combination will also enable us to realize substantial economic synergies that will further enhance our cash flow and efforts to accelerate debt reduction."

      Robert J. Farling, chairman and chief executive officer of Centerior Energy, said, "This is a win-win-win for our companies, our customers and our shareholders. Together, we form a larger, stronger competitor, which is essential to our success as our industry continues to evolve. Our alliance will provide our customers and shareholders with more value and our employees with more opportunities than would be possible if we did not join forces."

      Mr. Holland continued, "FirstEnergy will be able to provide customers with a wider range of energy services and enhanced service restoration capabilities, key advantages as our industry becomes more competitive. In addition, we intend to propose a plan to extend to CEI and Toledo Edison customers a rate reduction program similar to Ohio Edison's. The plan would call for a freeze of CEI and Toledo Edison rates through 2005, a rate reduction of $300 million, or approximately 15 percent, in 2006, and accelerated depreciation of $2 billion in fixed costs during that period.

      "Our merger also gives us increased flexibility to maximize the operating efficiency of the generating units that our companies share ownership in through the CAPCO arrangements," Mr. Holland said. "This flexibility, along with the synergies we expect from the merger and our intended rate plan, will help us reduce financial risks related to stranded investments in a more competitive electric industry."

      The Central Area Power Coordination Group (CAPCO) is comprised of the companies and Duquesne Light Company. FirstEnergy will have complete or majority ownership and operational control of seven CAPCO units - Bruce Mansfield Units 1, 2 and 3; Sammis Unit 7; Eastlake Unit 5; Davis Besse Unit 1; and Perry Unit 1 - as well as majority ownership of Beaver Valley Units 1 and 2.

      Mr. Farling continued, "The combination of our contiguous service areas is a natural. Our service areas are located within a 500-mile radius of one-half of the U.S. population. We serve several areas that site selection experts have listed among the nation's most successful in recent years for attracting
                            (more)

                              3

manufacturing locations and expansions. Together, we can help our communities attract jobs over a wider and more diverse region, which is served by an extensive infrastructure that includes ten major airports, portions of all major interstate highways in Ohio, multiple free-trade zones, abundant water supplies and a highly integrated network of electrical facilities."

      Mr. Farling said, "FirstEnergy will continue the strong traditions of both companies for supporting their local communities through financial contributions and through the extensive volunteerism of their employees. In addition, our alliance will make us Ohio's largest taxpayer, with some $516 million in annual payments, as well as one of the state's largest employers."

Savings from the Merger

      The companies expect savings related to the merger of approximately $1 billion over the first ten years. The savings will come from the elimination of duplicative activities, improved operating efficiencies, lower capital costs, and the combination of the companies' work forces. In addition to efforts to achieve appropriate staffing levels already underway at the companies, work force reductions resulting from the merger are expected to be approximately 900 positions out of the companies' current total work force of approximately 11,000. The companies will seek to minimize the effect of these reductions by hiring limits, attrition and separation programs. All labor agreements will be honored.

      In addition, the companies' ongoing cost reduction and efficiency improvement programs will be available for implementation throughout the new organization. Through such programs, reductions in new capital requirements, and lower overheads resulting from the combination of operations, FirstEnergy expects to set an aggressive goal of reducing debt by $2.5 billion through the year 2000.

Dividend Policy

      It is anticipated that the initial annual dividend on FirstEnergy's common stock will be the same as Ohio Edison's annual dividend, which is currently $1.50 per share. Based on the share exchange rate at this dividend level, Centerior Energy shareholders will be provided approximately the same dividend income they now receive on Centerior shares. Centerior Energy's current annual dividend is $0.80 per share of common stock.





                            (more)

                              4

Management and Operating Unit Structure

      FirstEnergy will be a public utility holding company that will be the parent of Ohio Edison and its subsidiary, Pennsylvania
Power; CEI; and Toledo Edison. The corporate headquarters of the holding company will be in Akron, Ohio. It is anticipated that the principal offices of the operating companies will remain at their current locations.

      Willard R. Holland, president and chief executive officer of Ohio Edison and chairman of Pennsylvania Power, will become chairman of the board, president and chief executive officer of FirstEnergy. Robert J. Farling, chairman, president and chief executive officer of Centerior Energy, will become vice chairman of FirstEnergy. The board of directors of FirstEnergy will be designated by Ohio Edison's board.

Approvals and Timing

      The merger is conditioned, among other things, upon the approval of each company's shareholders and various regulatory agencies, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and the Securities and Exchange Commission. Actions in Ohio and Pennsylvania that may be needed to complete the merger will be undertaken as required. The companies are hopeful that the merger can be completed by the end of 1997.

      Morgan Stanley & Co. Incorporated is serving as financial advisor to both companies. McDonald & Company Securities, Inc. provided a fairness opinion to Ohio Edison. Barr Devlin & Co. Incorporated also served as a financial advisor to Centerior and provided Centerior a fairness opinion.

      Centerior Energy, headquartered in Independence, Ohio, is the holding company for The Cleveland Electric Illuminating Company and The Toledo Edison Company. Together, they serve more than one million customers within 4,200 square miles of northern Ohio. Ohio Edison Company, headquartered in Akron, Ohio, and its subsidiary, Pennsylvania Power Company, headquartered in New Castle, Pennsylvania, serve 1.1 million customers within 9,000 square miles of northeastern and central Ohio and western Pennsylvania.



      This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale
                               5

and retail sectors of the electric utility industry; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the combined company to successfully reduce its cost structure; operating performance of nuclear generating facilities and decommissioning costs of such facilities; the economic climate and growth in the service territories of the two companies; economies generated by the merger; inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.


www.ohioedison.com
www.centerior.com